EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
SXC Health Solutions Corp.:
We consent to the incorporation by reference in the registration statements (Nos. 333-145450, 333-145449 and 333-136402) on Form S-8 of SXC Health Solutions Corp. (the “Company”) of our report dated March 14, 2008, with respect to the consolidated balance sheet of the Company as of December 31, 2007, and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for the years ended December 31, 2007 and 2006, which report appears in the December 31, 2008 annual report on Form 10-K of SXC Health Solutions Corp.
Our audit report refers to a change in accounting for income tax uncertainties.
/s/ KPMG LLP
Chartered Accountants, Licensed Public Accountants
Toronto, Canada
March 12, 2009